Exhibit 99.1

FS Bancorp, Inc. Announces Completion of Acquisition of Pacific West Bancorp

Mountlake Terrace, Washington August 20, 2026-- (NASDAQ : FSBW) FS Bancorp, Inc. (“FS Bancorp”), the parent company of 1st Security Bank of Washington, announced that effective August 19, 2026, it completed its previously announced acquisition of Pacific West Bancorp (“Pacific West”), an Oregon corporation and the merger of Pacific West Bank, the bank subsidiary of Pacific West, into 1st Security Bank of Washington.

Matthew D. Mullet, President and Chief Executive Officer of FS Bancorp and 1st Security Bank of Washington, stated, “We are excited to welcome Pacific West Bank's customers, employees, and communities to the 1st Security Bank family. Both organizations share a commitment to relationship banking, providing exceptional customer service, and supporting the local businesses and communities we serve. This allows us to expand our presence in Oregon while remaining focused on the values that have guided our success for more than 100 years. Our Vision Statement remains constant: To Build a Truly Great Place to Work and Bank."

Ed Kawasaki, Chairman of the Boards of Pacific West Bancorp and Pacific West Bank, stated, “On behalf of our Board and Banking Team, we wanted to extend our heartfelt thanks and appreciation to our customers and community for their support of our Bank, and furthermore, our confidence that the partnership with 1st Security Bank will continue serving you with the same values and conviction you’ve experienced over the past 20 years.”

In connection with the transaction the aggregate consideration consisted of 430,176 shares of FS Bancorp common stock and $16,832,742 in cash. Pacific West shareholders had the right to elect shares of FS Bancorp common stock or cash, subject to proration as provided in the merger agreement.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank offers a range of loan and deposit services primarily to small- and middle-market businesses and individuals in Washington and Oregon. It operates through 28 bank branches, one headquarters office that provides loans and deposit services, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in the greater Portland, Oregon market. Additionally, the Bank services home mortgage customers across the Northwest, focusing on markets in Washington State including the Puget Sound, Tri-Cities, and Vancouver.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that FS Bancorp expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, Inc., particularly the Form S-4 and its Form 10-K for the year ended December 31, 2025, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management. Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the merger with Pacific West might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.

Contacts:
Matthew D. Mullet,
President and Chief Executive Officer
Phillip D. Whittington,
Chief Financial Officer

(425) 771-5299
www.FSBWA.com